Consent of Independent Registered Public Accounting Firm

The Board of Directors

American National Insurance Company and Policy Owners of American National Variable Life Separate Account:

We consent to the use of our reports (1) dated March 10, 2017, with respect to the consolidated statements of financial position of American National Insurance Company and subsidiaries (the Company) as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2016, and the related financial statement schedules I – V, and the effectiveness of internal control over financial reporting as of December 31, 2016, and (2) dated April 28, 2017, with respect to the statement of net assets of the segregated subaccounts of American National Variable Life Separate Account as of December 31, 2016, and the related statement of operations for the year then ended, and the related statements of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years, or the lesser periods, in the five-year period then ended included in the Statement of Additional Information which is part of the registration statement on Form N-6 and the reference to our firm under the heading “Experts” in the Statement of Additional Information.

Our report dated March 10, 2017, on the effectiveness of internal control over financial reporting as of December 31, 2016, expresses our opinion that American National Insurance Company did not maintain effective internal control over financial reporting as of December 31, 2016 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states material weaknesses related to the ineffective internal controls over the measurement and presentation of deferred income taxes, the recognition and disclosure of the amount of collateral under equity option derivative arrangements and the information and communication controls over these areas have been identified and included in management’s assessment.

/s/ KPMG LLP

Houston, Texas

April 27, 2017